Exhibit 99.1

ZIVO BIOSCIENCE, INC. MIDYEAR CEO REPORT – MAY 2017

Tuesday, May 2, 2017 – Keego Harbor, Michigan, ZIVO Bioscience, Inc. (OTCMKTS:ZIVO)

Human and Animal Nutrition

Since late spring 2016, ZIVO Bioscience, Inc. has moved forward with regulatory compliance efforts necessary to permit the Company to bring its algal biomass and extracts to market as a food and feed ingredient. In July 2016, the Company contracted the Burdock Group, a well-regarding compliance consulting firm, to design and manage the compliance effort, while Company staff and other consultants provided support and coordinated outside resources.

To have sufficient algae biomass for regulatory testing and in preparation for eventual commercial production, the Company began to expand its production capability in late spring 2016.

Since the shareholder meeting held in November 2016, the Company terminated its production contract with a Florida algae grower and in December 2016 entered into a biomass optimization/cultivation contract with Synthetic Genomics, Inc., based in La Jolla, CA, which has a substantial production facility in Imperial Valley, CA. The facility will produce algal biomass for compliance testing, cGMP standards development and sample feedstock for customer/licensee evaluation and test-marketing.

In April 2017, the Company entered into another cultivation contract with Algatek S.L., based in Entrego, Spain to produce its proprietary strain in photobioreactors. Other growing facilities and potential offtake agreements are being evaluated.

Further, to satisfy regulatory requirements, the Company commenced a wide range of toxicology, microbiome, metals, contaminants and nutritional testing of its proprietary algal strain and the cultivation methods used to produce the algal biomass. The testing began in late summer 2016, numbering more than 40 separate tests and experiments completed (or commenced?) to date, and will continue until the algal strain achieves human GRAS (Generally Recognized As Safe) status. [Note from Don: Is it possible to give any sense of when this might occur?)

Once GRAS status is achieved, the algal biomass can be marketed as a nutritional product for human use. The process for garnering regulatory approval for poultry, cattle and swine as a feed ingredient, which requires specie-specific testing, follows shortly thereafter. However, specie-specific testing can and will likely begin in advance of human GRAS affirmation, in order to compress the compliance timeline as much as possible.

In fact, one such study to determine the commercial viability of incorporating a ZIVO strain feed ingredient into a poultry nutrition program is already underway.

Medicinal and Therapeutic Applications

R&D efforts specific to medicinal/therapeutic applications resumed in mid-summer 2016 with a new analytics and validation initiative further propelled by new funding obtained in early October 2016. The Company engaged with several contract research organizations and university core services to continue the isolation and characterization of bioactive compounds present within the algal biomass and its supernatant.

The most promising application involves validation of potential lead compounds to combat bovine mastitis, a condition that slows or stops milk production in dairy cows. As antibiotics lose favor with consumers and regulators, milk producers are demanding alternatives from animal health companies. This creates a singular opportunity for ZIVO to address a global animal health issue responsible for milk production losses in the billions of dollars annually. The bovine mastitis program is the Company’s therapeutic/pharmaceutical program for the near term. Once optioned or licensed in the discovery phase, the Company intends to address other animal health applications. No priorities have yet been firmly established, but ZIVO scientists have evaluated canine joint health, bovine respiratory disease complex and porcine respiratory reproductive disorder as potential areas of research. Since new funding became available in early March 2017, ZIVO has accelerated and expanded its efforts in medicinal and therapeutic applications, specifically bovine mastitis.

Algae produce a cornucopia of bioactive compounds for a variety of internal and external functions, specifically small molecular entities (SME’s), to control their immediate environment and ward off potential invaders. When applied to mammals, these algae-based compounds exhibit unexpected and extremely valuable properties, such as immune response modulation, toxin binding, anti-inflammatory response, even micro-RNA expression. Isolating, validating and testing the bioactive compounds produced by the ZIVO strain may yield several new and novel therapeutic agents for both human and animal use.

Funding

Oversight of product development and testing, capital formation, finance and reporting remain the primary activities of ZIVO management. In October 2016, the Company benefitted from a cash infusion of $1.3 million in convertible debt, courtesy of Paulson Investment Company, a New York-based investment banking firm. [Note from Don: We can’t discuss capital raising activity without violating securities laws.]

Throughout 2016, Michigan-based private equity firm HEP Investments continued to provide short-term, incremental funding to support the Company, and in early March 2017, funded another $1M – a vote of confidence in the Company’s future potential.

Outlook

The Company is spreading R&D costs and risks across several applications and market verticals. Human and animal nutrition represents many different verticals – some of them small. But adding them together creates the potential for a stable and consistent income stream. The therapeutic/pharmaceutical space provides a handful of opportunities, but many of them could be significant, and even one successful market approval could mean big things for ZIVO.

2017 is starting off with much momentum – funding has been more available, interest is high and important work is underway. I believe we are positioned for an eventful year.

The Company has issued an 8-K filing containing this report.

About ZIVO Bioscience, Inc.

ZIVO Bioscience, Inc. (OTC: ZIVO.QB) is a Michigan-based biotech company engaged in the investigation of the health benefits of nutritive components derived from its proprietary algal cultures, and the development of natural bioactive compounds for use as dietary supplements and food ingredients, as well as biologically derived and synthetic candidates for medicinal and pharmaceutical applications in humans and animals, specifically focused on autoimmune and inflammatory response modulation.

Safe Harbor Statement

Except for any historical information, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including the timing of completion of a trial, actual future clinical trial results being different than the results the company has obtained to date, and the company’s ability to secure funding. Such statements are subject to a number of assumptions, risks and uncertainties. Readers are cautioned that such statements are not guarantees of future performance and those actual results or developments may differ materially from those set forth in the forward-looking statements. The company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information or otherwise.

Contact:

Investor Relations

(248) 452 9866 ext 150

ZIVO Bioscience, Inc.

Investor@zivobioscience.com

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